$30 Million Follow-on Offering of Common Stock NASDAQ: TDBK April 2010 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated April 28, 2010 Relating to Preliminary Prospectus dated April 21, 2010 Registration Statement No. 333-165251

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Sandler O’Neill & Partners, L.P. toll free at (866) 805-4128. This prospectus is available at http://www.sec.gov/Archives/edgar/data/1178409/000104746910004037/a2198194zs-1a.htm. Certain statements included in this presentation, including the SCAP Analysis and Capital Impact Analysis, other than statements of historical fact, are forward-looking statements (as such item is defined in Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and the regulations thereunder), which are intended to be covered by the safe harbors created thereby. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” confident,” and similar expressions are typically used to identify forward-looking statements. These forward-looking statements include, among others, statements regarding (1) projected loan loss reserve / loans and net charge-offs; (2) estimated credit losses; (3) projected core earnings; (4) our growth opportunities and ability to capitalize on them; (5) our ability to maintain our liquidity position; and (6) our net interest margin. These statements are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of Tidelands Bancshares’ future performance and are subject to risks and uncertainties and may be affected by various factors that may cause actual results, developments and business decisions to differ materially from those in the forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include (i) changes in national or local economic and business conditions; (ii) general decline in the real estate and lending market; (iii) greater than expected loan losses; (iv) changes in interest rates and/or market prices of securities and other assets; (v) the timing and impact of potential future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; (vi) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators; and (vii) the risk factors discussed under the heading “Risk Factors” in the prospectus. Tidelands Bancshares can give no assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on its results of operations and financial condition. Tidelands Bancshares disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise. Legal Statement

This presentation also includes one non-GAAP financial measure determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial measure is the pre-tax, pre-provision income. We use this non-GAAP financial measure because we believe it is useful for evaluating our financial condition, operations and performance over periods of time. We also believe this non-GAAP financial measure provides users of our financial information with a meaningful measure for assessing our financial condition, financial results and credit trends, as well as comparison to financial results for prior periods. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, and is not necessarily comparable to non-GAAP performance measures that other companies may use. For a reconciliation of this non-GAAP financial measure, please see the page 49 of this presentation. Non-GAAP Financial Measures

Issuer: Tidelands Bancshares, Inc. (NASDAQ: TDBK) Targeted Transaction Size: $30 million Number of Shares: 12,300,000 (1) Pro Forma Shares Outstanding: 16,577,176 (1) Over-Allotment Option: 15% Use of Proceeds: Expected Timing: Support strategic opportunities May 2010 Sole Book Running Manager: Sandler O’Neill + Partners, L.P. (1) Based on an assumed offering price of $2.44 per share and 4,277,176 common shares outstanding as of March 1, 2010 Offering Summary

Transaction Rationale Market dislocation has created numerous opportunities for us to continue to build a significant coastal franchise and enhance shareholder value This offering positions Tidelands to take advantage of opportunities while ensuring our balance sheet strength in the face of unforeseen economic pressures Protective capital: enhances our flexibility to continue our balance sheet focus Offensive capital: enables us to grow our core deposit and loan relationships Offensive capital: positions us to explore potential acquisition opportunities Our core balance sheet and the resulting earnings capacity will drive shareholder value as we continue to leverage our infrastructure and grow our franchise This offering addresses uncertainties related to our balance sheet and helps to positively position us with our regulators

Vision We are creating a shareholder-value focused community bank with: An affluent customer base and diversified footprint with deep penetration in our coastal markets A broad array of sophisticated banking products, services, delivery channels and lines of business structured and priced appropriately to the level of service and risk A highly motivated and well-trained team of professionals with the common goal of building the premier coastal community banking franchise A strong, respected brand that appeals to, and adds value for, all of our stakeholders

Company Overview (1) Data source: FDIC; deposit market share ranking as of June 30, 2009; Charleston market area is comprised of Charleston County, Dorchester County and Berkeley County; Myrtle Beach market area is comprised of Horry County and Georgetown County; and Hilton Head market area is comprised of Beaufort County and Jasper County Coastal South Carolina franchise Tidelands Bank opened for business in October 2003 in Mount Pleasant 7 existing full service banking locations 4 in Charleston MSA 2 in Myrtle Beach MSA 1 in Hilton Head MSA 83 full-time employees As of March 31, 2010 Total assets: $760 million Total loans: $480 million Total deposits: $582 million Total equity: $37 million Core deposit focus 45% retail deposit growth in 2009 Ranked 6th in our home market of Charleston, 4.9% deposit market share (1) 18th in Myrtle Beach, 1.0% market share (1) 21st in Hilton Head, 1.1% market share (1) 17th ranked deposit market share in the state of South Carolina (1) TDBK Myrtle Beach Charleston Hilton Head

Strengths Experienced team with capacity to manage current balance sheet challenges and grow the core business Significant experience in risk and credit management Management depth within Operations and Treasury functions and across our 3 markets Infrastructure to support a multi-billion dollar community bank Scalable systems within efficient operating platform Short term branch build-out is complete Valuable long term community banking markets Affluent and well-balanced customer base Strong demographic outlook with opportunity for core deposit gathering Economically diverse markets Unique market position One of the largest and healthiest community banks on the coast Fourth largest publicly traded financial institution headquartered in South Carolina (1) (1) Data source: SNL Securities; Banks and Thrifts traded on major exchanges including NYSE, AMEX and NASDAQ Ranking by assets as of 12/31/09: TSFG, FFCH, SCBT, TDBK

Offensive Capital Undertook an extensive and unemotional review of our current credit position Credit issues created during the economic crisis Third party review firm performed intensive stress test analysis We believe current reserves are adequate to cover potential losses in our current portfolio Multi-faceted capital utilization plan Organic growth: continuing core deposit gathering momentum Organic growth: continuing to selectively build high quality, well priced loan book Organic growth: cherry pick the best bankers and teams of producers from competitors Selective acquisitions: branch acquisitions in attractive markets from faltering competitors Selective acquisitions: potential acquisitions of healthy smaller banks Selective acquisitions: FDIC assisted acquisitions if pricing is appropriate This offering will provide us the flexibility to selectively pursue these and other strategic alternatives in a conservative and shareholder-focused manner

Target Rich Environment We are taking advantage of customer dislocation occurring in the larger regional and super-regional banks Loan and deposit customer acquisition Continued focus on high quality, organic growth strategy fueled by large bank shortcomings Struggling large banks will provide for continued dislocation Analyzed markets from Wilmington, NC to Savannah, GA (1) 13 banks or thrifts with assets between $300 million and $1 billion 3 of these companies, or 23%, have Texas Ratios (2) greater than 100% 2 of these companies, or 15%, have Texas Ratios (2) less than 50% An additional 18 banks or thrifts under $300 million in assets 3 of these companies, or 17%, have Texas Ratios (2) greater than 100% 10 of these companies, or 56%, have Texas Ratios (2) less than 50% (1) Data source: SNL Securities; data as of Dec. 31, 2009 (2) Texas Ratio defined as loans 90+ days past due + nonperforming assets / tangible equity + loan loss reserves

Our Management Team

TDBK CEO since 2003 37 years of banking experience, 24 years on the SC Coast SC State Board of Financial Institutions ('92 - '00) Our Management Team TDBK CFO since 2003 26 years of banking experience Organizing executive of North Carolina de novo bank Certified Public Accountant TDBK CCO since 2005 36 years of banking experience, 28 years with Bank of America in credit administration Previously served as chief credit officer of a SC bank TDBK CAO since 2007 37 years of banking experience Previously served as President and COO of a SC bank Senior credit officer since inception 19 years banking experience Organizing executive of Tidelands Bank TDBK CRO since 2005 24 years of banking experience Certified Regulatory Compliance Mgr Certified Bank Auditor Certified Financial Services Auditor The compilation of our senior team of managers preceded the maturation of our balance sheet and has enabled us to remain confident in our ability to assess and manage risk and build value Thomas Lyles Chief Administrative Officer Chip Coffee Chief Executive Officer Alan Jackson Chief Financial Officer Milon Smith Chief Credit Officer Bobby Mathewes Senior Credit Officer Jim Bedsole Chief Risk Officer

Our Markets

Strong Demographics of Our Markets (1) Deposit totals for the respective market areas: Charleston market area is comprised of Charleston County, Dorchester County and Berkeley County; Myrtle Beach market area is comprised of Horry County and Georgetown County; and Hilton Head market area is comprised of Beaufort County and Jasper County; FDIC deposit data as of June 30, 2009 (2) Data source: ESRI data per SNL Financial; projected for the period 2009-2014 The diversification of our footprint improves our risk profile while broadening our capacity to build profitable business relationships (2) (2) $9.6B Deposits (1) $6.7B Deposits (1) $3.7B Deposits (1) Charleston Myrtle Beach Hilton Head South Carolina US 8.31% 13.89% 10.71% 6.10% 4.63% 5.73% 5.11% 3.43% 4.74% 4.06% 0.00% 3.00% 6.00% 9.00% 12.00% 15.00 % Projected HHI Growth Projected Population Growth

Our Markets Charleston Tourism Economic growth: new Boeing plant, Google data center Regional medical hub Port of Charleston Large military presence Six academic institutions of higher learning Myrtle Beach (1) South Carolina’s “Grand Strand”; over 60 miles of beaches 15 million visitors per year Popular retirement destination Hilton Head Tourism and retiree driven economy Wealth concentration (1) Myrtle Beach Chamber of Commerce

Credit Review and Stress Test Analysis

Credit Quality (1) (1) As of March 31, 2010 3/31/10 % of Credit Quality Loan Total 30-89 days Nonaccrual ALL / YTD Balance Loans past due Loans % NPLs ALL Loans NCOs Residential Mortgage Income Producing Properties 50,884 $ 10.6% 463 $ 3,582 $ 7.0% 1,523 $ 3.0% 74 $ Owner-occupied 94,490 19.7 2,502 4,117 4.4 2,551 2.7 85 Speculative 21,795 4.5 -- 3,908 17.9 681 3.1 750 Commercial Mortgage Income Producing Properties 80,920 16.8 -- 1,280 1.6 892 1.1 -- Owner-occupied 73,659 15.4 194 554 0.8 979 1.3 160 Speculative 8,226 1.7 -- 750 9.1 84 1.0 -- Multi-family 10,033 2.1 -- 112 1.1 -- Real Estate Mortgage 340,007 70.8 3,159 14,191 4.2 6,822 2.0 1,069 Residential Construction Land 65,101 13.5 4,272 5,247 8.1 2,501 3.8 945 Owner-occupied construction 9,754 2.0 372 -- 109 1.1 -- Speculative construction 2,074 0.4 338 470 22.7 45 2.2 246 Commercial Construction Land 29,072 6.1 640 1,306 4.5 682 2.3 69 Owner-occupied construction 816 0.2 -- 9 1.1 -- Speculative construction 3,684 0.8 -- 41 1.1 -- Real Estate Construction 110,501 23.0 5,622 7,023 6.4 3,387 3.1 1,260 Commercial & Industrial 25,843 5.4 352 214 0.8 477 1.8 223 Consumer 3,958 0.8 106 78 2.0 236 6.0 174 Total Loans 480,309 $ 100.0% 9,239 $ 21,506 $ 4.5% 10,922 $ 2.3% 2,726 $

Robust underwriting Multi-layered approval process; larger credits always reviewed by multiple senior executives Loan-to-cost vs. loan-to-value Compared to our competitors, we require more equity at inception of loan Interest paid by borrowers, not interest reserve in the loan Actively verify the liquidity of borrowers Consistently decline loans that do not meet our standards Dedicated Special Assets process Weekly meeting to discuss all past due loans with regional executives Focus on early identification of potential problem credits Monthly meeting to discuss criticized and classified assets Involves executive management and all lending staff Involves creation and documentation of action plans for each borrower Group of 3 professionals since Jan. ‘09; led by senior officer with 30+ years experience Aggressively pursue updated appraisals on renewals and problem credits Our Credit Process

Credit Review - Preparation for the Offering In advance of this offering, we undertook an intensive review of our loan portfolio in an effort to aggressively measure the current condition and the potential losses in our portfolio under a stress test analysis This third party analysis was performed in addition to our regular external credit review processes The results of these analyses provide us comfort that our balance sheet is adequately reserved and well-positioned to absorb potential credit issues, and to pursue offensive strategies with the addition of this new capital

External Reviews Ongoing external review of portfolio: Semi-annual 160-180 relationships per year Minimum 40% of total dollars of commercial real estate per year Review covers 20 largest relationships every year Review covers all relationships rated “6” or higher with balance greater than $100,000 Review covers a sample of non-accrual loans Stress test analysis: Completed Q1 2010 Engaged separate third party loan review firm to perform static loss analysis Reviewed 162 loans, including 91 loans over $1.5 million Total balance of loans reviewed was $338.2 million; 69% of total gross loans Concluded current allowance for loan losses sufficient to absorb potential losses Downgraded only four loans in ADC portfolio Extrapolated 69% review to remaining 31% of portfolio Results showed $14.1 million potential 2-year losses in stress test analysis, or $11.4 million after deducting Q1 2010 net charge-offs

Supervisory Capital Assessment Program We utilized the results from our stress test performed by the third party loan review firm to assist us in performing a capital assessment test based on analyses performed under the Supervisory Capital Assessment Program (“SCAP”) In May 2009, the Federal Reserve announced the results of stress tests it performed to measure the near-term capital needs of the largest 19 U.S. bank holding companies We performed our own “SCAP” test on our loan portfolio as of December 31, 2008, incorporating into the analysis net charge-offs and OREO losses realized during fiscal year 2009 and Q1 2010 The results of this test show $17.6 million of additional potential losses under the two year cumulative loss “Base Line SCAP Scenario” The results of this “SCAP” analysis are hypothetical and are not indicative of losses we expect to incur, but instead show potential losses in our loan portfolio if economic conditions were to significantly worsen

SCAP Analysis Note: Dollars in millions (1) Represents the mid-point of the indicative loss rates under each scenario as per Board of Governors of the Federal Reserve System (2009) “The Supervisory Capital Assessment Program: Overview of Results” (2) Includes loans secured by land Balance as SCAP - SCAP - of 12/31/08 Baseline (1) More Adverse (1) Loan Type $MM % % $MM % $MM Commercial & Industrial $27.4 5.9 3.5 $1.0 6.5 $1.8 CRE Nonfarm, Non-residential 105.7 22.9 4.5 4.8 8.0 8.5 Construction (2) 161.3 34.9 10.0 16.1 16.5 26.6 Multifamily 10.8 2.3 5.0 0.5 10.5 1.1 Total CRE 277.8 60.1 7.7 21.4 13.0 36.2 First Lien Mortgages 107.1 23.2 5.5 5.9 7.8 8.3 Second/Junior Lien Mortgages Closed-end Junior Liens 8.3 1.8 19.0 1.6 23.5 2.0 HELOCs 36.7 7.9 7.0 2.6 9.5 3.4 Total Second/Junior Lien Mortgages 45.0 9.7 9.2 4.2 12.1 5.4 Credit Cards 0.0 0.0 14.5 0.0 19.0 0.0 Other Consumer 4.9 1.1 5.0 0.2 10.0 0.5 Other Loans 0.0 0.0 3.0 0.0 7.0 0.0 Total $462.2 100.0 $32.7 $52.2 Losses as a % of 12/31/08 Gross Loans 7.1% 11.3% Estimated Credit Losses as of December 31, 2008 $32.7 $52.2 Less: 1/1/09 - 3/31/10 Net Charge-Offs (15.1) (15.1) Estimated Potential Credit Losses (4/1/10 - 12/31/10) $17.6 $37.1

Capital Impact Analysis

tidelands bancshares

- Based on our March 31, 2010 balance sheet and the results from our stress test and SCAP analysis, this offering provides us cushion to protect our balance sheet and take advantage of selected opportunities

Assumptions:			
Gross Proceeds	$30,000	Core Earnings [(2)]	$11,466
Net Proceeds	$27,700	Effective Tax Rate	35%
Risk-Weighting of New Capital	20%	Aggregate Common Stock Dividend [(3)]	$0
Projected LLR / Loans (12/31/11) [(1)]	1.25%	Aggregate TARP Preferred Dividend [(3)]	$1,264

		As Reported	Potential Loss Analysis (With Capital): Projected Through December 31, 2011		
		March 31, 2010	SCAP Base	SCAP Adverse	3rd Party [(4)]
Estimated Credit Losses		--	$ 17,614	$ 37,164	$ 11,353
Consolidated - No Repay TARP					
Tangible Equity / Tangible Assets		4.93 %	7.84 %	6.34 %	8.31 %
Tangible Common Equity / Tangible Assets		3.14	6.11	4.58	6.59
	Well- Capitalized				
Leverage Ratio	5.00 %	6.52	9.31	7.67	9.76
Tier 1 Risk-Based Capital Ratio	6.00	9.83	14.27	11.59	15.01
Total Risk-Based Capital Ratio	10.00	11.42	15.68	12.97	16.44
Consolidated - Repay TARP					
Leverage Ratio	5.00 %		7.76	5.89	8.22
Tier 1 Risk-Based Capital Ratio	6.00		11.75	8.78	12.49
Total Risk-Based Capital Ratio	10.00		13.17	10.17	13.93

Note: Dollars in thousands
(1) Projected LLR / Loans as of December, 31 2011 based on management target reduced by the estimated credit losses
(2) Core Earnings projections per company management; TDBK projects $5.9 million and $6.9 million in core earnings in 2010 and 2011, respectively less Q1'10 core earnings of $1.3 million
(3) Q2'10 – Q4'11
(4) Based on 3rd party projected net charge-offs; $9.4 million in 2010, $4.7 million in 2011 less Q1'10 net charge-offs of $2.7 million

23

Financial Highlights

Diversified real estate loan portfolio Diversified customer base Diversified types of loans Diversified by purpose Variety across occupations of borrowers Relatively small size of average loan Focus on multiple sources of loan repayment Geographically diversified along 230 miles of coastline Result: Resilience to withstand economic distress across our footprint Loan Composition (1) As of March 31, 2010 Loan Composition (1) 1% 23% 71% 5% Real estate - mortgage Real estate - construction Commercial & industrial Consumer

Loan Portfolio (1) Real estate mortgage Real estate construction Commercial & industrial Consumer Total Loan Portfolio Real Estate Mortgage Portfolio Residential income producing Residential owner-occupied 1st lien Residential owner-occupied Jr. lien Residential speculative Commercial income producing Commercial owner-occupied 1st lien Commercial owner-occupied Jr. lien Commercial speculative Multifamily (1) As of March 31, 2010 1% 2% 2% 4% 23% 5% 1% 11% 10% 9% 17% 15% 71%

Loan Portfolio (1) Real estate mortgage Real estate construction Commercial & industrial Consumer Total Loan Portfolio Real Estate Construction Portfolio Residential land Residential construction Commercial land Commercial construction (1) As of March 31, 2010 1% 23% 6% 2% 14% 1% 5% 71%

Building Core Deposit Franchise Branch infrastructure generating retail deposits 2009 average new retail deposits exceeded $15 million per month $125 million Growth 12/31/08 12/31/09 Retail Retail % Branch Date Opened Deposits Deposits Change Main Office October 2003 $ 89.6 $ 104.7 16.8 % Summerville April 2007 40.7 54.4 33.8 Park West May 2007 15.3 23.3 52.3 Myrtle Beach June 2007 50.6 60.2 19.1 West Ashley July 2007 36.8 50.1 36.1 Bluffton May 2008 30.5 67.6 121.5 Murrells Inlet July 2008 13.6 41.3 203.8 Total Retail Deposits $ 277.1 $ 401.6 44.9%

Deposit Mix (1) Building Core Deposit Franchise Leveraging branch infrastructure to grow retail deposits 45% increase in retail deposits in 2009 Decreasing dependence on wholesale funding 33% decrease in wholesale deposits in 2009 Note: Dollars in millions (1) As of March 31, 2010 Retail Deposit CAGR = 30% Retail deposits 67% Wholesale deposits 33% $0.0 $50.0 $100.0 $150.0 $200.0 $250.0 $300.0 $350.0 $400.0 2005 2006 2007 2008 2009 Wholesale deposits Retail deposits

(1) As of March 31, 2010 Deposit Mix (1) Deposit Mix % Weighted 3/31/10 of Total Avg. Balance Deposits Rate Retail Deposits Noninterest bearing demand deposits 14,632 $ 2.5% -- % Interest bearing demand deposits 28,151 4.8 1.12 Savings and money market accounts 159,196 27.4 1.73 Time deposits less than $100,000 88,088 15.1 2.69 Time deposits greater than $100,000 101,459 17.5 2.61 Total Retail Deposits 391,526 67.3 2.06 Wholesale Deposits - Savings and money market accounts 77,628 $ 13.3% 0.99 % Time deposits less than $100,000 110,426 19.0 1.76 Time deposits greater than $100,000 2,571 0.4 3.12 Total Wholesale Deposits 190,625 32.7 1.45 Total Deposits 582,151 $ 100.0% 1.86%

Expanding Net Interest Margin (1) Normalized NIM figures are defined as net interest income divided by average earning assets less average nonaccrual loans and loans charged off (1) 2.36% 2.46% 2.48% 2.54% 1.94% 2.02% 2.63% 2.77% 2.77% 2.94% 2.86% 2.96% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% Q4'08 Q1'09 Q2'09 Q3'09 Q4'09 Q1'10 NIM NIM - normalized

Growing Pre-tax, Pre-provision Income Note: Excludes gain/loss on sale of securities and certain nonrecurring items; see non-GAAP reconciliation on page 49 Dollars in thousands Problem loan related expenses of $1.4 million in 2009 $241 $939 $297 $712 $1,563 $1,306 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 Q4'08 Q1'09 Q2'09 Q3'09 Q4'09 Q1'10

Summary

Summary Well-positioned in attractive long term markets Market dislocation creating substantial prospects to capture additional market share and enhance franchise value Relationship banking model, experienced management team and branch infrastructure positions us to take advantage of future opportunities With strengthened capital position, will continue to selectively target organic business growth and focus on owner-occupied lending

Appendix

Historical Financial Summary

tidelands bancshares

	Fiscal year ended December 31,					
	2005	2006	2007	2008	2009	Q1 2010
Summary Balance Sheet Data:						
Assets	$ 206,414	$ 336,572	$ 512,270	$ 715,183	$ 775,930	$ 759,549
Gross loans	179,660	273,210	391,350	461,967	485,555	480,309
Deposits	174,648	259,133	388,169	561,225	591,549	582,151
Tangible common equity	23,095	41,820	40,955	38,624	25,395	23,832
Book value	$ 7.59	$ 9.79	$ 9.58	$ 8.77	$ 5.68	$ 5.57
Asset Quality Ratios:						
Total NPAs	--	$ 1,965	$ 389	$ 13,283	$ 28,160	$ 30,469
NPA / Total assets	--	0.58 %	0.08 %	1.86 %	3.63 %	4.01 %
LLR / Gross loans	1.25	1.27	1.06	1.65	2.07	2.27
LLR / NPLs	NM	176.44	1,068.72	66.50	47.18	50.78
NCO / Average loans	--	--	0.10	0.27	2.61	0.56
Summary Income Statement Data:						
Net interest income	$ 5,180	$ 9,922	$ 12,191	$ 14,415	$ 18,053	$ 5,194
Provision for loan losses	1,545	1,222	1,025	4,665	14,745	3,600
Non-interest income (loss)	475	787	1,355	(2,776)	6,182	893
Non-interest expense	4,050	7,124	11,833	14,628	16,367	4,242
Net income (loss)	40	1,489	413	(4,955)	(10,257)	(1,755)
Pre-tax, pre-provision income	1,605	3,721	1,676	1,098	3,511	1,306
Diluted earnings per share	$ 0.02	$ 0.44	$ 0.10	$(1.22)	$(2.75)	$(0.49)
Performance Ratios:						
Return on average equity	0.20 %	5.38 %	1.00 %	NM	NM	NM
Return on average assets	0.03	0.52	0.10	NM	NM	NM
Net interest margin	3.75	3.63	2.99	2.50	2.45	2.86
Efficiency ratio	71.62	65.77	87.66	93.09	83.54	76.46

Note: Dollars in thousands

See page 49 for non-GAAP reconciliation of pre-tax, pre-provision income calculation

36

Investment Portfolio No exposure to private label MBS No exposure to TruPS Note: Dollars in thousands; financial data as of March 31, 2010 Amortized Unrealized Fair Cost Losses Value Yield Available For Sale: Government-sponsored enterprises 81,716 $ (643) $ 81,073 $ 4.59% Mortgage-backed securities 133,976 (686) 133,290 4.08 Municipals 8,478 - 8,478 4.88 Total Available For Sale 224,170 $ (1,329) $ 222,841 $ 4.30% Nonmarketable Equity Securities: Federal Home Loan Bank stock 5,864 $ Other investments 29 Total Nonmarketable Equity Securities 5,893 $ Total Securities 228,734 $ 35% 58% 4% 3% Government-sponsored enterprises Mortgage-backed securities Municipals FHLB stock & other

Real Estate Mortgage Portfolio Note: Dollars in thousands; financial data as of March 31, 2010 3/31/10 % of % of Nonperforming Assets Loan Loan Total Non-accrual Other Real Total NPAs / Balance Category Loans Loans Estate NPAs Loans + OREO Residential Income Producing Properties $ 50,884 15.0% 10.6% $ 3,582 $ 2,294 $ 5,876 11.0% Owner-occupied First Lien 49,919 14.7 10.4 3,180 491 3,671 7.3 Junior Lien 44,571 13.1 9.3 937 -- 937 2.1 Speculative 21,795 6.4 4.5 3,908 -- 3,908 17.9 Total R/E Residential Mortgage 167,169 49.2 34.8 11,607 2,785 14,392 8.5 Commercial - Income Producing Properties 80,920 23.8 16.8 1,280 - 1,280 1.6 Owner-occupied First Lien 69,939 20.6 14.6 410 138 548 0.8 Junior Lien 3,720 1.1 0.8 144 - 144 3.9 Speculative 8,226 2.4 1.7 750 - 750 9.1 Multi-family 10,033 2.9 2.1 - Total R/E Commercial Mortgage 172,838 50.8 36.0 2,584 138 2,722 1.6 - Total Real Estate Mortgage $ 340,007 100.0% 70.8% $ 14,191 $ 2,923 $ 17,114 5.0%  --

Real Estate Construction Portfolio

tidelands bancshares

	3/31/10 Loan Balance	% of Loan Category	% of Total Loans	Nonperforming Assets: Non-accrual Loans	Nonperforming Assets: Other Real Estate	Nonperforming Assets: Total NPAs	Nonperforming Assets: NPAs / Loans + OREO
Residential							
Land							
R/E Vacant Land - Commercial	$ 11,217	10.2 %	2.3 %	$ 846	$ 213	$ 1,059	9.3 %
R/E Vacant Land - Consumer	340	0.3	0.1	–	–	–	–
R/E Lot Loan - Commercial	844	0.8	0.2	707	227	934	87.2
R/E Lot Loan - Consumer	952	0.9	0.2	76	–	76	8.0
LTV Lot Loan Dev - Commercial	1,426	1.3	0.3	307	10	317	22.1
LTV Lot Loan Dev - Consumer	3,085	2.8	0.6	351	36	387	12.4
Speculative	47,237	42.7	9.8	2,960	2,319	5,279	10.7
Total Land	65,101	59.0	13.5	5,247	2,805	8,052	11.9
Construction							
Owner-occupied							
R/E Pre-sold - Commercial	284	0.3	0.1	–	–	–	–
R/E Res - Consumer	9,470	8.6	2.0	–	264	264	2.7
Speculative							
R/E Speculative - Commercial	2,074	1.9	0.4	470	–	470	22.7
R/E Speculative - Consumer	–	–	–	–	–	–	–
Total Construction	11,828	10.8	2.5	470	264	734	6.1
Total R/E Residential Construction	**76,929**	**69.8**	**16.0**	**5,717**	**3,069**	**8,786**	**11.0**
Commercial							
Land							
Vacant Land	1,059	0.9 %	0.2 %	–	–	–	–
Speculative	28,013	25.3	5.8	1,306	1,349	2,655	9.0
Construction							
Owner-occupied	816	0.7	0.2	–	–	–	–
Speculative	3,684	3.3	0.8	–	226	226	5.8
Total R/E Commercial Construction	**33,572**	**30.2**	**7.0**	**1,306**	**1,575**	**2,881**	**8.2**
Total Real Estate Construction	**$ 110,501**	**100.0 %**	**23.0 %**	**$ 7,023**	**$ 4,644**	**$ 11,667**	**10.1 %**

Note: Dollars in thousands; financial data as of March 31, 2010

39

Problem Asset Migration September 30, 2009 December 31, 2009 March 31, 2010 Note: Dollars in thousands $5,006 $12,261 $7,507 $10,122 $21,295 $6,865 $9,239 $21,506 $8,963 $ 0 $ 5,000 $ 10,000 $ 15,000 $ 20,000 $ 25,000 30-89 Non- accrual OREO 30-89 Non- accrual OREO 30-89 Non- accrual OREO Real Estate Mortgage Real Estate Construction Commercial & Industrial Consumer

Deposit Mix Note: Dollars in thousands Avg. Rate At December 31, 2009 At December 31, 2008 Year-Over-Year Growth 12/31/09 % of % of Amount Total Amount Total Amount % % Retail Deposits Noninterest bearing demand deposits 16,971 $ 2.9% 12,133 $ 2.2% 4,838 $ 39.9% - % Interest bearing demand deposits 29,688 5.0 46,987 8.4 (17,299) (36.8) 1.58 Savings and money market accounts 160,773 27.2 34,971 6.2 125,802 359.7 1.87 Time deposits less than $100,000 89,944 15.2 92,400 16.5 (2,456) (2.7) 3.39 Time deposits greater than $100,000 104,257 17.6 90,577 16.1 13,680 15.1 3.32 Total Retail Deposits 401,633 67.9 277,068 49.4 124,565 45.0 2.63 Wholesale Deposits Savings and money market accounts 76,817 13.0 147,885 26.3 (71,068) (48.1) 1.59 Time deposits less than $100,000 111,381 18.8 134,024 23.9 (22,643) (16.9) 2.45 Time deposits greater than $100,000 1,718 0.3 2,248 0.4 (530) (23.6) 3.32 Total Wholesale Deposits 189,916 32.1 284,157 50.6 (94,241) (33.2) 2.04 Total Deposits 591,549 $ 100.0% 561,225 $ 100.0% 30,324 $ 5.4% 2.37%

Summary of Our Markets The Charleston market area is comprised of Charleston County, Dorchester County and Berkeley County; Myrtle Beach market area is comprised of Horry County and Georgetown County; and Hilton Head market area is comprised of Beaufort County and Jasper County Based on FDIC data as of June 30, 2009 Based on FDIC data for the period June 30, 2000 through June 30, 2009 As of 2009, per SNL Financial Projected for the period 2009-2014; per SNL Financial The South Carolina Coast is expected to remain one of the most attractive and dynamic markets in the Southeast over the long-term Tidelands Bank Total Market Area As of March 31, 2010 Deposits Population Median HH Income Market Retail Net Market Projected Projected Area (1) Deposits Loans Area (2) Growth (3) 2009 (4) Growth (5) 2009 (4) Growth (5) Charleston $ 222.9 $ 347.8 $ 9.6B 123% 645,729 8.31% $ 52,646 5.73% Myrtle Beach 101.0 76.6 6.7B 100 327,354 13.89 46,077 5.11 Hilton Head 67.6 45.0 3.7B 90 180,977 10.71 57,813 3.43 Total $ 391.5 $ 469.4 TDBK Markets 10.27% $ 50,344 4.40% South Carolina 6.10% $ 48,210 4.74% Southeast 6.41% $ 47,333 4.05% National 4.63% $ 54,719 4.06%

Our Markets - Charleston (1) Tourism industry Historical attractions, beachfront, shopping, cruise ship origination point 4 million visitors provide $3.05 billion annual economic impact, 22.5% increase since 2004 (2) Economic growth Skilled manufacturing workforce grew 17% from 2000-2008, compared to 20% decline in U.S. Boeing constructing 2nd final assembly plant for new 787 Dreamliner – set to open in 2011 Google data center; $600 million investment Regional medical hub Medical University of South Carolina – area’s second largest single employer Attracts biomedical and medical device firms; contributes $2.3 billion / year to local economy Port of Charleston 6th largest U.S. container port by cargo value - $61 billion / year Recognized as an industry leader in productivity Large military presence Joint Base Charleston (Navy / Air Force) employs 20,000, area’s largest single employer Military presence has annual economic impact of $3.3 billion Six academic institutions of higher learning (1) Unless otherwise indicated, market information per Charleston Regional Development Alliance; http://www.crda.org/ (2) http://www.charlestonchamber.net/uploads/2008VisitorImpact.pdf

Our Markets - Myrtle Beach South Carolina’s “Grand Strand” 60 mile stretch of coastline from North Carolina state line south to Pawley’s Island 15 million visitors per year; 40% exceed $100,000 annual income (1) Popular and affordable vacation destination “Top 8 Value Destination for Spring Break” (Travelocity, 2009) “Top 10 Places For Families to Visit in the U.S.” (Yahoo!, 2008) Popular Retirement Destination Population over 55 grew nearly 50% between 2000 to 2009 (2) Projected to grow additional 24% by 2014; represent 1/3 of total population of Myrtle Beach market area (2) (1) Myrtle Beach Chamber of Commerce (2) Population growth in the Myrtle Beach market area, which is comprised of Horry County and Georgetown County. ESRI data per SNL Financial

Our Markets - Hilton Head Tourism driven economy Renowned beaches, resorts and golf courses 2.5 million visitors per year; contributes $1.5 billion to local economy (1) Population over 55 grew 55% between 2000 to 2009; projected to grow additional 21% by 2014 (2) Major employers (1) Hilton Head Medical Center – 600 employees Marriott, Westin, Crowne Plaza – 1,350 employees Carecore National – 350 employees in healthcare benefits management Heritage PGA Golf Tournament 135,000 annual spectators, global media coverage, $84 million in sales for South Carolina (1) Hilton Head Island-Bluffton Chamber of Commerce and Visitor & Convention Bureau (2) Population growth in the Hilton Head metropolitan statistical area; ESRI data per SNL Financial

Deposit Market Share Analysis

tidelands bancshares

Charleston Metropolitan Area

- 123% increase in total deposits in market since 2000

Charleston MSA (1)		Company	Headquarters	# of Branches in Market	Total Assets (2) ($M)	NPAs / Assets (2) (%)	June '09 Total Deposits ($M)	June '09 Market Share (%)	June '08 Market Share (%)	June '09 % of Total Deposits (%)
Deposits	1	Wells Fargo & Co.	San Francisco, CA	26	$ 1,243,646	2.51 %	$ 2,155	22.56 %	24.94 %	0.28 %
in Market =	2	First Financial Holdings Inc.	Charleston, SC	29	3,476	3.73	1,431	14.98	13.36	59.30
$ 9,555	3	Bank of America Corp.	Charlotte, NC	19	2,223,299	2.10	1,268	13.27	13.40	0.14
	4	Synovus Financial Corp.	Columbus, GA	10	32,831	6.23	624	6.53	6.59	2.29
	5	First Citizens Bancorp.	Columbia, SC	21	8,437	1.37	510	5.34	5.71	6.48
	6	Tidelands Bancshares Inc	Mount Pleasant, SC	4	776	3.63	472	4.94	4.62	80.94
	7	BB&T Corp.	Winston-Salem, NC	12	165,764	3.20	450	4.71	4.88	0.39
	8	Carolina Financial Corporation	Charleston, SC	6	1,078	3.73	390	4.08	4.55	49.74
	9	Southcoast Financial Corp.	Mount Pleasant, SC	11	521	5.93	361	3.77	4.15	100.00
	10	South Financial Group Inc.	Greenville, SC	8	11,895	4.61	260	2.72	2.50	2.74
	11	Bank of South Carolina Corp.	Charleston, SC	4	266	0.24	222	2.33	2.28	100.00
	12	SCBT Financial Corp.	Columbia, SC	8	2,702	1.95	188	1.96	1.94	5.61
	13	SunTrust Banks Inc.	Atlanta, GA	13	174,165	4.45	176	1.85	1.85	0.15
	14	Harbor National Bank	Charleston, SC	3	228	2.15	173	1.81	1.40	100.00
	15	Regions Financial Corp.	Birmingham, AL	6	142,318	4.23	146	1.52	1.14	0.16
	16	Atlantic Bank & Trust	Charleston, SC	1	269	5.72	136	1.42	0.90	71.42
	17	First NB of South Carolina	Holly Hill, SC	6	151	5.31	84	0.88	0.94	63.16
	18	Farmers & Merchants Bk of SC	Holly Hill, SC	3	266	1.44	80	0.84	0.89	44.96
	19	Ameris Bancorp	Moultrie, GA	4	2,424	5.77	72	0.76	0.84	3.18
	20	First Reliance Bcshs	Florence, SC	2	646	5.39	72	0.75	0.55	12.43
		Top 20 Institutions		196			$ 9,271	97.03 %	97.43 %	

(1) Charleston market area is comprised of Charleston County, Dorchester County and Berkeley County
(2) Financial data as of December 31, 2009
Data source: SNL Securities

46

Deposit Market Share Analysis

tidelands bancshares

Myrtle Beach Metropolitan Area

- 100% increase in total deposits in market since 2000

Myrtle Beach Market Area (1)		Company	Headquarters	# of Branches in Market	Total Assets (2) ($M)	NPAs / Assets (2) (%)	June '09 Total Deposits ($M)	June '09 Market Share (%)	June '08 Market Share (%)	June '09 % of Total Deposits (%)
Deposits	1	BB&T Corp.	Winston-Salem, NC	19	$ 165,764	3.20 %	$ 892	13.23 %	15.14 %	0.78 %
in Market =	2	CNB Corp.	Conway, SC	15	921	1.56	682	10.10	10.49	100.00
$ 6,748	3	Wells Fargo & Co.	San Francisco, CA	11	1,243,646	2.51	646	9.57	10.31	0.09
	4	HCSB Financial Corp.	Loris, SC	14	760	3.90	526	7.80	5.99	100.00
	5	South Financial Group Inc.	Greenville, SC	13	11,895	4.61	524	7.76	9.64	5.53
	6	BNC Bancorp	High Point, NC	5	1,634	2.33	480	7.12	6.90	83.27
	7	Bank of America Corp.	Charlotte, NC	10	2,223,299	2.10	401	5.94	5.94	0.04
	8	Carolina Financial Corporation	Charleston, SC	4	1,078	3.73	394	5.84	6.09	50.26
	9	First Financial Holdings Inc.	Charleston, SC	20	3,476	3.73	394	5.83	5.87	16.31
	10	Synovus Financial Corp.	Columbus, GA	5	32,831	6.23	348	5.16	5.97	1.28
	11	Plantation Federal Bank	Pawleys Island, SC	5	674	8.86	268	3.97	3.89	50.72
	12	First Citizens Bancorp.	Columbia, SC	12	8,437	1.37	253	3.75	3.80	3.21
	13	RBC Bank (USA)	Raleigh, NC	2	27,448	5.43	223	3.30	1.89	1.20
	14	Anderson Brothers Bank	Mullins, SC	8	467	7.23	141	2.09	1.84	33.73
	15	South Atlantic Bank	Myrtle Beach, SC	2	164	0.00	129	1.91	0.79	100.00
	16	SCBT Financial Corp.	Columbia, SC	4	2,702	1.95	90	1.33	1.50	2.68
	17	Palmetto Heritage B&T	Pawleys Island, SC	1	118	4.12	73	1.09	0.84	89.05
	18	Tidelands Bancshares Inc	Mount Pleasant, SC	2	776	3.63	69	1.03	0.76	11.86
	19	First Palmetto SB F.S.B.	Camden, SC	4	797	6.53	59	0.88	1.00	9.83
	20	Atlantic Bank & Trust	Charleston, SC	1	269	5.72	36	0.54	0.03	18.99
		Top 20 Institutions		157			$ 6,628	98.23 %	98.68 %	

(1) Myrtle Beach market area is comprised of Horry County and Georgetown County
(2) Financial data as of December 31, 2009
Data source: SNL Securities

47

Deposit Market Share Analysis

tidelands bancshares

Hilton Head Metropolitan Area

- 90% increase in total deposits in market since 2000

Hilton Head MSA (1)		Company	Headquarters	# of Branches in Market	Total Assets (2) ($M)	NPAs / Assets (2) (%)	June '09 Total Deposits ($M)	June '09 Market Share (%)	June '08 Market Share (%)	June '09 % of Total Deposits (%)
Deposits in Market = $ 3,691	1	Wells Fargo & Co.	San Francisco, CA	6	$ 1,243,646	2.51 %	$ 472	12.78 %	16.66 %	0.06 %
	2	Bank of America Corp.	Charlotte, NC	7	2,223,299	2.10	376	10.19	10.41	0.04
	3	CoastalStates Bank	Hilton Head Island, SC	4	439	8.06	374	10.12	8.49	100.00
	4	SCBT Financial Corp.	Columbia, SC	7	2,702	1.95	336	9.11	9.68	10.06
	5	BB&T Corp.	Winston-Salem, NC	5	165,764	3.20	226	6.14	6.32	0.20
	6	Woodlands Bank	Bluffton, SC	2	388	6.45	219	5.93	3.78	66.53
	7	Coastal Banking Co.	Beaufort, SC	3	463	10.36	190	5.14	4.53	51.07
	8	SunTrust Banks Inc.	Atlanta, GA	4	174,165	4.45	189	5.12	5.37	0.16
	9	Regions Financial Corp.	Birmingham, AL	7	142,318	4.23	151	4.09	3.99	0.16
	10	Liberty SB FSB	Wilmington, OH	5	1,272	6.20	150	4.06	3.83	13.30
	11	Palmetto State Bank	Hampton, SC	3	464	1.50	134	3.62	3.69	35.11
	12	South Financial Group Inc.	Greenville, SC	5	11,895	4.61	115	3.11	2.70	1.21
	13	Synovus Financial Corp.	Columbus, GA	2	32,831	6.23	98	2.65	2.75	0.36
	14	First Financial Holdings Inc.	Charleston, SC	3	3,476	3.73	97	2.63	2.63	4.02
	15	BNC Bancorp	High Point, NC	2	1,634	2.33	96	2.61	1.94	16.73
	16	Ameris Bancorp	Moultrie, GA	2	2,424	5.77	89	2.42	2.11	3.93
	17	First Citizens Bancorp.	Columbia, SC	4	8,437	1.37	74	2.01	2.27	0.94
	18	Savannah Bancorp Inc.	Savannah, GA	2	1,051	5.63	71	1.92	2.29	8.38
	19	Atlantic Bancshares Inc.	Bluffton, SC	2	93	2.98	64	1.75	1.85	100.00
	20	BankMeridian N.A.	Columbia, SC	1	280	9.45	44	1.20	1.24	20.62
		Top 20 Institutions		76			$ 3,565	96.60 %	96.53 %	
	21	Tidelands Bancshares Inc	Mount Pleasant, SC	1	$ 776	3.63 %	$ 42	1.14 %	0.44 %	7.20 %

(1) Hilton Head market area is comprised of Beaufort County and Jasper County
(2) Financial data as of December 31, 2009
Data source: SNL Securities

48

Non-GAAP Reconciliation Note: Dollars in thousands For the quarter ended: Q4 '08  Q1 '09  Q2 '09  Q3 '09  Q4 '09  Q1 '10  Income (loss) $ (2,052) $ (630) $ (3,476) $ 497 $ (6,648) $ (1,755) Tax expense / (benefit)  (895)  (334)  (1,793)  200  5,307  -- (Gain) / loss on AFS securities  (4)  (232)  (282)  (690)  (3,531)  (139) (Gain) on ESOP borrowing  --  --  --  --  --  (400) Provision on loans losses  3,192  2,135  5,470  705  6,435  3,600 One-time FDIC special assessment  --  --  378  --  --  -- Pre-tax, pre-provision income $ 241 $ 939 $ 297 $ 712 $ 1,563 $ 1,306 Fiscal year ended December 31, 2005 2006 2007 2008 2009 Income (loss) 40 $ 1,489 $ 413 $ (4,955) $ (10,257) $ Tax expense / (benefit) 20 874 275 (2,699) 3,380 (Gain) / loss on AFS securities -- 136 (37) 4,087 (4,735) Provision on loans losses 1,545 1,222 1,025 4,665 14,745 One-time FDIC special assessment - 378 Pre-tax, pre-provision income 1,605 $ 3,721 $ 1,676 $ 1,098 $ 3,511 $

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